Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 24, 2015 (except for the effects of the restatement described in Note 1A, as to which the date is May 20, 2015), with respect to the consolidated financial statements of Cellectar Biosciences, Inc. included in the Annual Report on Form 10-K/A for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Appleton, Wisconsin

December 18, 2015